Exhibit 99.1

For Information Contact:
Maureen Crystal
Tel: 703.707.6777
E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Strong Fourth Quarter and Year End 2006 Financial Results
•	Strong year-over-year increases in revenue: 2006 up 14% and fourth quarter up 36%
•	Fourth quarter EPS of $0.23
•	Funded backlog grew 76% year-over-year to $123 million
•	Contract awards for 2006 exceeded $250 million, with continued strong flow of new task orders

RESTON, Va. -- BUSINESS WIRE -- February 21, 2006 -- NCI, Inc. (NASDAQ:NCIT), a provider of information technology services and solutions to U.S. federal government agencies, announced today results for the fourth quarter and year ended December 31, 2006. The table below is a summary of our financial results:

	Q4: 2006	2006
Revenues	$64.6 million	$218.3 million
Operating income	$4.5 million	$14.0 million
Operating margin	7.0%	6.4%
Net income	$3.1 million	$9.3 million
Diluted EPS	$0.23	$0.69

Reported Results
For the fourth quarter of 2006, NCI reported record revenues of $64.6 million compared to $47.4 million for the fourth quarter of 2005, or an organic revenue growth rate of 36%. Operating income for the fourth quarter of 2006 was $4.5 million, compared to $2.3 million for the fourth quarter of 2005. Operating margin of 7.0% for the fourth quarter of 2006 compares with an operating margin of 4.8% for the same period in 2005. Net income for the fourth quarter was $3.1 million, compared to $4.9 million for the same period in 2005. Diluted earnings per share for the fourth quarter was $0.23 per share, compared to $0.41 per share for the comparable period in 2005. The effective tax rate for the fourth quarter of 2006 was 33.7%, lower than the expected 39.1% due to an adjustment from the finalization of the 2005 tax returns. Diluted shares outstanding for the fourth quarter of 2006 were 13.5 million shares compared to 12.1 million shares for the fourth quarter of 2005. As a comparison to the prior year, on a pro forma basis, giving effect to the revocation of the Company’s S corporation filing status and utilizing an effective income tax rate of 38.9%, pro forma net income for fourth quarter was $1.3 million, diluted shares outstanding were 12.1 million, and earnings per share was $0.11 per share.

For 2006, NCI reported revenues of $218.3 million, compared to $191.3 million for 2005, or an organic revenue growth rate of 14%. Operating income for 2006 was $14.0 million, or an operating margin of 6.4%, compared to $11.2 million, or an operating margin of 5.9%, for 2005. Net income for 2006 was $9.3 million, compared to $12.3 million for the same period in 2005. Diluted earnings per share for 2006 was $0.69 per share, compared to $1.41 per share for 2005. Diluted shares outstanding for 2006 were 13.5 million shares compared to 8.7 million shares for 2005. As a comparison to the prior year, on a pro forma basis, giving effect to the revocation of the Company’s S corporation filing status and utilizing an effective income tax rate of 38.9%, pro forma net income was $6.0 million, diluted shares outstanding were 8.5 million, and earnings per share was $0.71 per share for 2005.

CEO Comments
Charles K. Narang, NCI’s Chairman and CEO, said, “2006 was a strong year for NCI with tremendous advances in executing our strategic objectives. It was a year of significant expansion of our customer base, excellent financial results, and outstanding positioning in our marketplace. In January 2007, we completed the acquisition of Operational Technologies Services, Inc., an important strategic addition for the company in that it allows NCI to further penetrate into the federal-civilian market. As we head into 2007 and beyond, we believe that we are well positioned to deliver on our promises to our customers, employees and shareholders.”

Business Highlights
NCI’s President and COO, Terry Glasgow, stated, “NCI delivered exceptionally strong organic growth as evident by new contract awards for 2006 of more than $250 million and the 76% year-over-year growth in funded backlog. During 2006, NCI won a prime position on the ITES-2S Government-Wide Acquisition Contract, thus adding another important vehicle to our portfolio of multiple-award contracts. Perhaps most noteworthy for 2006 was the progress NCI made in expanding our customer base. One important new customer was the U.S Northern Command (USNORTHCOM) who selected NCI to provide their total life-cycle IT infrastructure support. The USNORTHCOM program entailed the consolidation of seven separate contracted efforts into one program. NCI successfully transitioned the program over the December holiday season and the program is fully operational with NCI having provided a very effective and seamless transition. Other examples of new customers being added to NCI’s portfolio include the Madigan Army Medical Center and the Western Region Medical Command. Finally, revenue exceeded the upper end of our target range for the quarter due to important new contract awards for the Air National Guard, Army National Guard and the Madigan Army Medical Center, all of which were awarded in the third quarter and work started in the fourth quarter. In addition, revenue increased from carry-over Government fiscal year-end purchases under our NETCENTs contract and an expansion on an Intelligence program.”

Key Metrics
NCI reported total backlog for the fourth quarter of 2006 of $612 million, of which $123 million was funded backlog. This compares to total backlog of $579 million at the end of 2005, including $70 million in funded backlog. During the fourth quarter of 2006, approximately 80% of revenue was from prime contracts. Time-and-materials contracts accounted for 34% of revenue, cost-plus contracts accounted for 28%, of revenue and fixed-price contracts accounted for 38% of revenue for the fourth quarter of 2006. Our customer mix for the fourth quarter of 2006 reflects approximately 86% of revenues from the Department of Defense and Intelligence customers and approximately 14% of revenues from federal civilian agencies. Days sales outstanding in accounts receivable, or DSO, for the quarter was 93 days.

Outlook
The table below summarizes the guidance ranges for the first quarter of 2007 and guidance for the full year 2007. While this outlook does reflect our acquisition of Operational Technologies Services, Inc., which closed on January 31, 2007, it does not reflect the impact of any future acquisitions.

	1st Quarter 2007	Full Year 2007
Revenue	$58 million - $62 million	$255 million - $265 million

Diluted Earnings Per Share	$0.18 - $0.20	$0.83 - $0.88

Conference Call Information
NCI, Inc.’s executive management will hold a conference call today at 5 p.m. EST, to discuss fourth quarter 2006 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 5162741. The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 12 p.m. EST today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 5162741. A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.

About NCI, Inc.:
NCI, Inc., a Delaware holding company, through its subsidiary NCI Information Systems, Inc., is a leading provider of information technology services and solutions to U.S. federal government agencies. As an ISO 9001 certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives including enterprise systems management, information assurance, network engineering, and systems development and integration. Headquartered in Reston, Virginia, NCI has approximately 1,500 employees and 50 locations worldwide. For more information, visit our website at www.nciinc.com, or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as "may,” "will,” "intends,” "should,” "expects,” "plans,” "projects,” "anticipates,” "believes,” "estimates,” "predicts,” "potential,” "continue,” or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to successfully integrate Operational technologies Service, Inc. and further acquired companies or businesses into our operations or to relize any accretive or synergistic effects from such acquisitions; failure to identify, execute and effectively integrate acquisitions appropriate to the achievement of our strategic plans; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) delays related to agency specific funding freezes, (iv) competition for task orders under Government Wide Acquisition Contracts (GWACS) and/or schedule contracts with the General Services Administration; and (v) expensing of stock options; and our own ability to achieve the objectives of near term or long range business plans. These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 30, 2006, and from time to time, in other filings with the SEC such as our Forms 8-K and Forms 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005

Revenue	$64,554	$47,363	$218,340	$191,319

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, shown separately below)	56,091	40,281	188,878	162,990
General and administrative expense	3,333	4,119	12,852	14,411
Depreciation and amortization	391	417	1,629	1,636
Amortization of intangible assets	231	253	957	1,053
Total operating costs and expenses	60,046	45,070	204,316	180,090
Operating income	4,508	2,293	14,024	11,229
Interest income	233	70	817	125
Interest expense	(23)	(205)	(89)	(1,464)
Income before income taxes	4,718	2,158	14,752	9,890
Income tax expense (benefit)	1,591	(2,774)	5,493	(2,425)
Net income	$3,127	$4,932	$9,259	$12,315

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,328	11,901	13,328	8,070
Net income per share	$0.23	$0.41	$0.69	$1.53

Diluted:
Weighted average shares and equivalent shares outstanding	13,476	12,103	13,483	8,730
Net income per share	$0.23	$0.41	$0.69	$1.41

Pro forma income tax information:
Income before taxes		$2,158		$9,890
Pro forma provision for income taxes		839		3,845
Pro forma net income		$1,319		$6,045

Pro forma earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding		11,901		8,070
Pro forma net income per share		$0.11		$0.75

Diluted:
Weighted average shares and equivalent shares outstanding		12,125		8,473
Pro forma net income per share		$0.11		$0.71

NCI, Inc.
Consolidated Balance Sheets
December 31,
(in thousands, except per share data)
(unaudited)

	2006	2005
Assets
Current assets:
Cash and cash equivalents	$13,930	$12,323
Accounts receivable, net	65,841	46,611
Deferred tax asset, net	1,678	4,523
Prepaid expenses and other current assets	1,280	669
Total current assets	82,729	64,126
Property and equipment, net	4,925	6,031
Other assets	785	558
Deferred tax asset, net	552	541
Intangible assets, net	381	1,338
Goodwill	17,427	17,427
Total assets	$106,799	$90,021

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$22,712	$8,854
Accrued salaries and benefits	9,036	9,416
Other accrued expenses/liabilities	3,402	3,376
Deferred revenue	1,259	1,012
Distributions payable	—	5,866
Total current liabilities	36,409	28,524
Other liabilities	168	204
Deferred rent	3,636	4,122
Total liabilities	40,213	32,850
Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 7,027,760 shares issued and outstanding	134	134
Class B common stock, $0.019 par value—12,500,000 shares authorized; 6,300,000 shares issued and outstanding	120	120
Additional paid-in capital	57,580	57,658
Deferred compensation	(507)	(741)
Retained earnings	9,259	—
Total stockholders’ equity	66,586	57,171
Total liabilities and stockholders’ equity	$106,799	$90,021

NCI, Inc.
Consolidated Statement of Cash Flows
For the years ending December 31,
(in thousands, except per share data)
(unaudited)

	2006	2005
Cash flows from operating activities
Net income	$9,259	$12,315
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,586	2,689
Decrease in cash surrender value of life insurance	—	334
Gain on sale and disposal of property and equipment	(3)	(2)
Stock-based compensation expense	156	1,568
Deferred income taxes	2,834	(2,657)
Changes in operating assets and liabilities:
Accounts receivable, net	(19,230)	(8,152)
Prepaid expenses and other assets	(839)	(251)
Accounts payable	13,858	1,768
Accrued expenses/other current liabilities	(98)	1,572
Deferred rent	(431)	(282)
Net cash provided by operating activities	8,092	8,902
Cash flows from investing activities
Purchase of property and equipment	(314)	(1,269)
Proceeds from sale of property and equipment	6	7
Cash paid for purchase of SES	—	(1,919)
Net cash used in investing activities	(308)	(3,181)
Cash flows from financing activities
Proceeds from issuance of common stock, net	—	51,588
Proceeds from exercise of stock options	—	94
Payments on line of credit, net	—	(12,440)
Payments on term loan	—	(11,433)
Principal payments under capital lease obligations	(311)	(269)
Distributions to stockholders	(5,866)	(20,978)
Net cash (used in) provided by financing activities	(6,177)	6,562
Net change in cash and cash equivalents	1,607	12,283
Cash and cash equivalents, beginning of period	12,323	40
Cash and cash equivalents, end of period	$13,930	$12,323
Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$89	$1,464
Income taxes	$3,061	$291
Supplemental disclosure of noncash activities:
Equipment acquired under capital leases	$213	$119

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